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THIS AGREEMENT MUST BE RETURNED TO THE COMPANY IN THE EVENT THAT THE OPTION
GRANTED HEREUNDER IS EXERCISED IN WHOLE OR IN PART.

                           1998 STOCK OPTION AGREEMENT

This 1998 STOCK OPTION AGREEMENT, dated May 21, 1998, between GEORGE R. REMETA, residing at 25 Lee Way, Oakland, New Jersey 07436 (the "Optionee"), and UNITED RETAIL GROUP, INC., with offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662 (the "Company").

WHEREAS, the Company desires to attract and retain the best available associates and to provide long range inducements for them to remain associated with the Company; and

WHEREAS, on May 21, 1998, the stockholders of the Company authorized the execution and delivery of this Agreement by the Company;

NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1. DEFINITIONS. The following terms have the following meanings when used in this Agreement, in both singular and plural forms:

"ASSIGNEE" means a member of the immediate family of the Optionee to whom the Optionee shall have assigned one or more Options.

"ASSOCIATE" means a full time employee of the Company.

"CHANGE IN CONTROL" means (a) the acquisition after the Date of Grant by any person (defined for the purposes of this subsection to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, the Chief Executive Officer of the Company, or an employee benefit plan created by the Board of Directors of the Company for the benefit of its associates, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission ("SEC") under Section 13(d) of the Exchange Act) of any securities issued by the Company if, after such acquisition, such person is the beneficial owner of securities issued by the Company having 20% or more of the voting power in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose of all of the voting securities issued by the Company, if such person acquired such beneficial ownership without the prior consent of the Board of Directors of the Company; (b) the election of a majority of the Directors, elected at any meeting of the holders of voting securities of the Company, who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors; or (c) the merger or consolidation with or transfer of substantially all of the assets of the Company to another person if the Board of Directors does not adopt a resolution, before the Company enters into any agreement for such merger, consolidation or transfer, determining that it is not a Change in Control.
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"CODE" means the Internal Revenue Code of 1986, as now in effect or hereafter amended and as now or hereafter interpreted, construed and applied by regulations, rulings and cases.

"COMMITTEE" means (a) the members of the Compensation Committee of the Board of Directors of the Company who are non-employee directors within the meaning of SEC Rule 16b-3(b)(3)(i), who, if they are fewer than all the members, shall constitute an ad hoc committee of the Board of Directors, or (b) if the Compensation Committee has fewer than two members who are such non-employee directors, such other committee of the Board of Directors of the Company having at least two members who are such non-employee directors as may be designated from time to time by the Board of Directors of the Company, provided, however, that if any such committee is not composed exclusively of such non-employee directors, the Committee will consist only of those members who are such non-employee directors.

"DATE OF GRANT" means February 15, 1998.

"DISABILITY" means a disability as defined under the Company's long-term disability benefits plan in effect on the Date of Grant.

"HOLDER" means the person who is, at the time of reference, entitled to exercise an Option.

"INCENTIVE OPTION" means an Option which meets the requirements of Section 422 of the Code.

"NONINCENTIVE OPTION" means an Option which is not an Incentive Option.

"NOTICE OF EXERCISE" means a notice of exercise of any Option in a form determined by the Committee.

"OPTION" means any right to purchase Shares granted under this Agreement.

"OPTION PRICE" means $6.3125 per Share, as adjusted pursuant to Section 7.1.2.

"SHARES" means shares of Common Stock, with par value equal to $.001 per share, of the Company, as adjusted pursuant to Section 7.1.1.

"TAX PAYMENT LOAN GUARANTY" shall mean a guaranty of payment made by the Company in the amount and under the circumstances described in Section 4.

"TERMINATION" means the termination of the Optionee's relationship with the Company as an Associate, provided, however, that absence from employment with the Company for a reason or purpose and for a period of time approved by the Committee, in its sole discretion, shall not for the period of such absence be deemed, solely because of such absence, to constitute Termination.


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"VALUE" means (a) if the Shares are listed or admitted to trading on a national securities exchange (including the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ")), the closing price of Shares on the principal securities exchange on which the Shares are listed or admitted to trading on the day prior to the date of determination, or if no closing price can be determined for the date of determination, the most recent date for which such price can reasonably be ascertained, or (b) if the Shares are not listed or admitted to trading on a national securities exchange but are publicly traded, the mean between the representative bid and asked prices of the Shares in the over-the-counter market at the closing of the day prior to the date of determination or the most recent such bid and asked prices then available, as reported by NASDAQ or if the Shares are not then quoted by NASDAQ as furnished by any market maker selected from time to time by the Company for that purpose, or (c) if neither (a) nor (b) is applicable, the fair market value on the applicable date as determined by the Committee in good faith using factors the Committee deems to be relevant including but not limited to any sale of Shares to an independent third party.

SECTION 2. GRANT.

         2.1. GRANT. The Optionee shall have the right from time to time until February 15, 2008 to purchase a total of 100,000 Shares at the Option Price, subject to the following terms and conditions.

         2.2. TERMS.

                  2.2.1. The Option is a Nonincentive Option.

                  2.2.2. The Option will become exercisable as to 20,000 Shares on the completion of the first full year of employment after the Date of Grant and as to an additional 20,000 Shares on the completion of each full year of employment thereafter until the entire 100,000 Shares are exercisable.

                  2.2.3. Notwithstanding Section 2.2.2 but subject to Section 3.2, the Option will become immediately exercisable as to 100% of the Shares subject to the Option upon (a) a Change in Control or (b) the Optionee's death or Disability, provided, however, that the Committee within 90 days after Termination for a reason other than death or Disability may make the Option immediately exercisable as to 100% of the Shares subject to the Option.

                  2.2.4. The Option will lapse on the earliest of (a) the date 10 years and one day after the Date of Grant, (b) the date one year after the Termination if the Termination is due to death or Disability or if the Optionee dies within 90 days of Termination, or (c) the date 90 days after Termination if the Termination is for any reason other than death or Disability, provided, however, that the Committee within 90 days after Termination may defer the lapse of the Option to the date 10 years and one day after the Date of Grant.


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                  2.2.5. If the Optionee shall so direct at least 60 days prior to the date of exercise, either (i) the Shares issued upon exercise of the Option shall be issued and registered on the Company's stockholder list as follows: the number of Shares having a Value on the date of exercise equal to the exercise price paid in connection with the exercise shall be issued to and registered in the name of the Optionee and the remainder of the Shares shall be issued to and registered in the name of the trustee under the Company's Supplemental Retirement Savings Plan, or (ii) the number of Shares otherwise issuable upon exercise of the Option shall be reduced by the number of Shares having a Value on the date of exercise equal in the aggregate to the exercise price of the gross number of Options and the net number of Shares after such reduction shall be issued to and registered in the name of the trustee under the Company's Supplemental Retirement Savings Plan.

SECTION 3. RESTRICTIONS.

         3.1. REGULATORY COMPLIANCE. No Shares will be issued unless and until all applicable requirements imposed by federal and state securities laws and by any stock exchanges or NASDAQ market upon which the Shares may be listed have been fully met.

         3.2. SIX-MONTH RULE. Anything in this Agreement to the contrary notwithstanding, the Option will not be exercisable within six months of the Date of Grant except in the case of the Optionee's death.

SECTION 4. TAX PAYMENT LOAN GUARANTY. The Committee will have authority on the exercise of the Option to authorize an unconditional guaranty of payment by the Company of a full recourse loan on terms acceptable to the Committee obtained by the Optionee from a commercial bank or a registered broker-dealer for the exclusive purpose of paying personal income or excise taxes incurred as a result of such exercise. Loan guaranties will be issued if the Committee, in its sole discretion, determines them to be appropriate and in the best interests of the Company to assist in the payment of income and excise taxes incurred on exercise of the Option.

SECTION 5. EXERCISE OF OPTION.

         5.1. NOTICE OF EXERCISE. The Option may be exercised only by delivery to the Vice President-Finance or such other person designated by the Committee of this Agreement, a Notice of Exercise and payment under Section 5.2 for the Shares and, if the Holder is an Assignee, an instrument of assignment signed by the Optionee. Except as otherwise specifically provided, an Option shall be exercisable during the Optionee's lifetime only by the Optionee or his Assignee.

         5.2. DELIVERIES ON EXERCISE.

                  5.2.1. Any Notice of Exercise will be effective only if the Holder pays to the Company the Option Price for the portion of the Option being exercised and pays the Company an amount equal to any tax withholding required to be made.


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                  5.2.2. The Holder may, in his sole discretion, pay all or a portion of the Option Price for the portion of an Option being exercised by surrender and delivery of Shares already owned by the Holder for not less than six months. Any such Shares delivered in full or partial payment of the Option Price shall be valued at the Value as of the date of receipt of the Shares by the Company.

                  5.2.3. The Committee may, in its sole discretion, permit all or a portion of any amount required to be withheld for taxes to be paid by surrendering and delivering Shares already owned by the Holder or by withholding a portion of the Shares that otherwise would be issued to the Holder upon exercise of the Option. Any such Shares surrendered or withheld will be valued at the Value as of the date of receipt for surrendered Shares or as of the date of exercise of the Option for withheld Shares. Any election to have Shares withheld from the Shares that would otherwise be issued to the Holder upon exercise must be made during the period beginning on the third business day following the date of release of quarterly or annual financial data of the Company and ending on the twelfth business day following such date.

         5.3. TIME AND MANNER RESTRICTIONS. The Committee has the right to limit the time and manner of exercise of Options to comply with applicable law including but not limited to federal securities laws.

         5.4. DELIVERY OF SHARES. As soon as reasonably practicable following exercise, a certificate representing the Shares purchased will be registered in the name of the Holder and delivered to the Holder or, as provided in Section 2.2.5, registered in the name of and delivered to the trustee under the Company's Supplemental Retirement Savings Plan.

SECTION 6. THE COMMITTEE.

         6.1. POWERS OF COMMITTEE. The Committee will have the power to do the following:

                  6.1.1. To maintain records relating to Assignees and Holders;

                  6.1.2. To prepare and furnish to the Optionee, Assignees and Holders all information required by applicable law;

                  6.1.3. To construe and apply the provisions of this Agreement and to correct defects and omissions herein;

                  6.1.4. To engage assistants and professional advisers;

                  6.1.5. To provide procedures for determination of claims under this Agreement; and

                  6.1.6. To make any factual determinations necessary or useful hereunder.


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         6.2. DELEGATION. The Committee may delegate to any one or more of its number authority to sign any documents on its behalf or to perform ministerial acts, but no person to whom such authority is delegated shall perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the Committee, even though he or she alone may sign any document required by third parties. The Committee may designate a secretary, who may be a member of the Committee. All third parties may rely on any communication signed by the secretary, acting as such, as an official communication from the Committee.

         6.3. BINDING EFFECT OF ACTIONS. All actions taken by the Committee will be final and binding on all persons.

         6.4. INDEMNIFICATION. No member of the Committee, nor any associate to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made hereunder, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company's Certificate of Incorporation and By-laws, as amended from time to time.

SECTION 7. ACTIONS BY COMMITTEE.

         7.1. ANTIDILUTION PROVISIONS. If, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, recapitalization or other such change, the Shares are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation; then:

                  7.1.1. The number and kind of shares of stock or other securities into which each outstanding Share is changed or for which each such Share may be exchanged, will automatically be substituted for each Share subject to an unexercised Option.

                  7.1.2. The Option Price will be increased or decreased proportionately so that the aggregate Option Price for the securities subject to the Option remains the same as immediately prior to such event and the ratio of the Option Price to the Value of the securities subject to the Option is no more favorable to the Holder than the ratio of the Option Price to the Value immediately before such event.

                  7.1.3. The Committee shall make such other adjustments to the Option and this Agreement as may be appropriate and equitable, and not confer on the Holder more favorable benefits than those of the Holder before the event, which adjustments may provide for the elimination of fractional shares or units.


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         7.2. MERGER OF THE COMPANY. If, directly or indirectly, (a) the Company is a party to a merger or consolidation agreement with a corporation that is not a subsidiary of the Company, (b) the Company is a party to an agreement to sell substantially all of its assets to any person other than a subsidiary of the Company, or (c) any person other than the Company or one of its subsidiaries has publicly announced an offer to purchase more than 5% of the outstanding voting securities of the Company, the Committee, in its sole discretion, may provide that, for a period beginning on the later of the date six months after the Date of Grant or 15 days before the closing of any such proposed transaction, and not extending beyond the earlier of the date on which the Option would otherwise lapse and the date of the closing of such proposed transaction, notwithstanding the other provisions of this Agreement, the Option may be exercised by the Holder during such period as to 100% of the Shares subject to the Option, or such lesser percentage as the Holder may choose, and upon the closing of such proposed transaction, the Option will expire and be null and void. At least 15 days prior to the closing of such proposed transaction, the Company must notify each Holder that the Option is exercisable under this Section. If the agreement for such proposed transaction is terminated, (a) all exercises under this Section of the Option will be void ab initio (from the outset), (b) the Company will refund the applicable Option Price and withholding tax and the Holder will return any Shares issued, and (c) the Option will be reinstated and exercisable thereafter on the terms of the Option without regard to that application of this Section.

         7.3. AUTHORITY TO ACCELERATE, ETC. Notwithstanding anything else in this Agreement to the contrary other than Section 3.2, the Committee may, at any time or from time to time, accelerate the time at which the Option becomes exercisable or waive any provisions of this Agreement relating to the manner of payment or procedures for the exercise of the Option. Any such acceleration or waiver may be made effective (a) with respect to some or all of the Shares subject to the Option or (b) for a period of time ending at or before the expiration date of the Option. If the waiver of any provisions constitutes a new grant of an Option or the grant of an additional derivative security for purposes of SEC Rule 16b-3, the date of the waiver will be deemed to be a new Date of Grant for purposes of Section 3.2.

SECTION 8. AMENDMENT OF THIS AGREEMENT.

         8.1. RIGHT TO AMEND, ETC. The Committee may amend this Agreement at any time, provided that, unless first approved by vote of the stockholders of the Company, no amendment may be made in this Agreement which:

                  8.1.1. Materially increases the benefits under this Agreement; or

                  8.1.2. Materially increases the number of securities which may be issued under this Agreement.


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         8.2. IMPAIRMENT OF RIGHTS OF HOLDERS. No amendment to this Agreement shall be made so as to impair or adversely alter the rights of any Holder without such Holder's consent. Actions by the Committee under Section 7.1 or 7.2 do not constitute an amendment of this Agreement.

SECTION 9. SHARES RESERVED. The maximum number of Shares which may be issued under this Agreement will be 100,000 Shares, subject to adjustment under Section 7.1.1, and such number of Shares will be reserved for issuance under this Agreement. The Shares issued on exercise of the Option may be authorized and unissued Shares or Shares held by the Company as treasury stock.

SECTION 10. MISCELLANEOUS.

         10.1 REGISTRATION. The Company shall (a) prepare and file with the SEC a Registration Statement with respect to this Agreement as may be necessary or advisable to permit the continued and uninterrupted exercise of the Option and the resale of Shares purchased pursuant to the exercise of the Option or as may be required by the SEC, (b) execute such other documents, and take such other actions, as may be necessary or advisable to cause the Registration Statement, as the same may be amended, to comply with the Securities Act of 1933 and the Rules and Regulations thereunder, and (c) register and qualify all Shares purchased pursuant to the exercise of the Option for resale by the Holder in the State of New Jersey. An amendment to the Registration Statement necessary for the resale of Shares purchased pursuant to the exercise of the Option shall be filed by the Company within five business days after the Secretary of the Company receives a written request from a Holder to file an amendment. The Registration Statement shall not be withdrawn by the Company until the Option shall have lapsed, or until all Shares purchased upon the exercise of the Option shall have been resold, as the case may be.

         10.2. NO RIGHT TO EMPLOYMENT. Nothing in this Agreement will confer upon the Optionee any right to continue in the Company's employ or to be entitled to any remuneration or benefits not set forth in this Agreement or interfere with or limit any right that the Company may otherwise have to terminate the Optionee's employment.

         10.3. SUCCESSORS AND ASSIGNS. The obligations of the Company under this Agreement will be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

         10.4. RIGHTS AS STOCKHOLDER. No Holder will have any of the rights of a stockholder of the Company with respect to the Shares issuable under this Agreement until certificates for such Shares have been issued.

         10.5. EXPENSES. All expenses and costs in connection with administration of this Agreement will be borne by the Company.


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         10.6. SECTION 16. Any provision of this Agreement will be deemed amended and void to the extent it causes a violation under Section 16 of the Exchange Act and the rules thereunder.

         10.7. LIMITATION OF LIABILITY. The liability of the Company under this Agreement or in connection with any exercise of the Option is limited to the obligations expressly set forth in this Agreement.

         10.8. BENEFICIARIES AND ASSIGNMENT OF RIGHTS. Subject to Section 2.2.5, no Option or other right under this Agreement may be assigned, pledged, hypothecated, given, or otherwise transferred by the Holder, except that (a) the Optionee will be entitled to designate a beneficiary of the Option upon the Optionee's death by delivering such designation in writing to the Committee, (b) if no such designation is made by the Optionee, the Option will be transferred upon the Optionee's death as determined under the applicable laws of descent and distribution, (c) the Option shall be transferred in accordance with a qualified domestic relations order (as defined in the Code), and (d) the Optionee will be entitled to assign the Option, in whole or in part, to a member of his immediate family, who, after such assignment, shall have all the rights and obligations of the Optionee with respect to the Option, provided, however, that the provisions of this Agreement relating to death, Disability, Termination and employment, including vesting provisions, shall remain unchanged and shall continue to refer to the Optionee. If the Optionee suffers a Disability and does not have the capacity to exercise the Option, the Option will be exercisable by the Optionee's guardian or attorney-in-fact during the Optionee's lifetime.

         10.9. NOTICES. Notices required or permitted to be made under this Agreement will be sufficiently made if personally delivered or sent by registered or certified mail addressed (a) to the Holder at the Holder's address as set forth in the books and records of the Company, or (b) to the Company or the Committee at the principal office of the Company to the attention of the Vice President-Finance. Any party may change its address through the method described above.

         10.10. CAPTIONS. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

         10.11. APPLICABLE LAW. This Agreement will be governed by and interpreted, construed, and applied in accordance with the laws of the State of New Jersey to the extent that they apply.

         10.12. SEVERABILITY. If any provisions of this Agreement are held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the illegal or invalid provision had not been included.


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IN WITNESS WHEREOF, the parties have executed this Agreement, in the case of the
Company, by an officer thereunto duly authorized.

                                                  UNITED RETAIL GROUP, INC.

                                                  By:  /s/ RAPHAEL BENAROYA
                                                       Chairman of the Board

                                                       /s/ GEORGE R. REMETA
                                                       George R. Remeta


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